EX 10.41

February 18, 2026

Kim Roy
Kim.roy.tofalli@outlook.com
(917) 379-4566
Dear Kim,

On behalf of The Children's Place, Inc. (the “Company”), it is my pleasure to confirm our offer of employment for the position of Executive Director, reporting to Muhammad Umair. The role is expected to be a strategic operating leader across the Company, supporting Umair and the senior leadership team, with a focus on alignment of front end functions (merchandising, planning, design, stores, etc.) and includes participation on the Company’s Board of Directors (the “Board”), subject to your appointment by the Board and annual election by the Company’s shareholders. The principal place of employment shall be at the Company's offices in Secaucus, New Jersey, with the ability to work from your home or other remote location at your discretion in-line with the Company’s policies. Your offer of employment is contingent upon the successful completion of your background check. Details of our offer are as follows:

oCOMMENCEMENT OF EMPLOYMENT: March 2, 2026

oANNUAL BASE SALARY: $600,000

oBONUS: You will be eligible to participate in our annual management incentive plan beginning with fiscal 2026. Your target bonus will be 75% of your annual salary. You must be employed on the date of the bonus payout to be eligible to receive your bonus; provided, that, if you are terminated by the Company without Cause (as defined in the Change in Control Severance Agreement as described below) or you resign with Good Reason (as defined in the Change in Control Severance Agreement as described below), you shall receive the bonus payout as if your employed continued through the date of such bonus payout.

We believe that achieving our annual financial and business objectives is important to executing our business strategy and delivering value to our stockholders. The Children’s Place Management Incentive Plan (the “Bonus Plan”) is designed to reward eligible associates for their role in achieving these objectives. The Company must meet threshold funding requirements to make bonus payments. Once the bonus pool is funded at a given level, the Company will consider an associate’s target percentage. Actual bonus payouts may differ based on Company and individual performance and remain subject to the Board’s discretion and final approval. An associate must achieve an overall performance rating of “Meets Expectations” at his or her annual review to be bonus eligible. The Company reserves the right to modify the plan at any time, with or without notice.

In a typical year, these formula-driven cash payouts could have ranged from zero, if the Company’s performance fell below an annual performance threshold, to 100% of bonus opportunity, if the Company’s performance target was met, and up to a maximum of 200% of the target bonus opportunity, if performance exceeded the target.

oSIGN-ON LONG-TERM INCENTIVE AWARD:
•Value of Award 120,000 shares (40,000 shares for each annual vest)
•Grant Date: Same date as all other senior executives (typically May)
•Award Type: The award will be in the form of TRSUs and PRSUs. These awards will vest in May 2027, April 2028 & April 2029, with the awards that vest in May 2027 being TRSUs and the awards vesting in April 2028 and April 2029 being PRSUs, subject to the achievement of performance metrics to be agreed upon by the Human Capital & Compensation Committee (achievement of PRSUs from 0% to 200%). The target amount of each PRSU tranche will be 40,000 shares at 100% achievement. The vesting of each award also remains subject to your continued employment as of any vesting date.

EX 10.41
o401(k) PLAN: You will be eligible as of the first of the month following your commencement date to participate in The Children’s Place 401(k) Savings Plan. Following one year of service, the Company will match on a dollar-for-dollar basis the first 3% of eligible pay you contribute each pay period and then $0.50 for every dollar you contribute between 4% and 5% of your eligible pay. You are 100% vested in the matching contributions. You will receive additional information during your new hire orientation.

oPAID TIME OFF: You will be eligible for Paid Time Off (PTO) in every fiscal year (February through January), subject to the Company's accrual policy, as mutually agreed between the Company and Executive.  You will not be paid out any accrued but unused PTO upon termination of employment. Your PTO days do not include (11) Company paid holidays or (1) Religious/Cultural Celebration Day to be used at the associate’s discretion. The Company’s PTO policy and Company paid holidays are subject to change annually.

oOTHER BENEFITS: You will be eligible as of the first of the month following your commencement date for other benefits (long term disability, health and life insurance) available to other associates at your level. In lieu of any relocation expenses, the Company will reimburse you for actual costs incurred for commuter expenses. At the Company’s option, it can arrange for an appropriate car service to facilitate your commute and pay for such service up front in lieu of reimbursement.

oCHANGE IN CONTROL: Subject to your execution and delivery to the Company of a Change in Control Severance Agreement (the "Change in Control Severance Agreement"), you will receive severance if you are terminated other than for Cause (as defined in the Change in Control Severance Agreement) or resign for Good Reason (as defined in the Change in Control Severance Agreement) in anticipation of, or subsequent to, a Change in Control (as defined in the Change in Control Severance Agreement). Under the Change in Control Severance Agreement, the severance period is 18 months. Treatment of your equity awards in connection with a Change in Control will be as set forth in the applicable equity award agreement. The terms of the equity award agreements are subject to change by the Compensation Committee at any time. Unless the Change in Control Severance Agreement is otherwise terminated earlier pursuant to its terms, it will remain in force for two years from the execution thereof and it will renew for additional one year periods unless the Company provides you with notice of nonrenewal at least 90 days prior to the second anniversary date thereof or, if renewed, at least 90 days prior to each subsequent renewal.

oSEVERANCE: In the event that your employment is terminated by the Company without “cause,” (as defined in the Change in Control Severance Agreement) or you resign for Good Reason (as defined in your Change in Control Severance Agreement) you will be eligible to receive severance in the form of salary continuation for a period of eighteen months at your base salary in effect at the time of your termination; provided, however, that receipt of the severance is conditioned on your execution of an agreement containing, among other provisions, a release of claims and an agreement of confidentiality, and an agreement of non-solicitation and non-competition for a period of eighteen months, and that the severance will be automatically reduced by the amount of salary or other like annual remuneration received from full-time employment with any other person or entity during the severance period. It is specifically understood that you will not be eligible for the severance provided in this paragraph in the event you voluntarily terminate your employment or are terminated for cause.

oWITHHOLDING: The Company is authorized to withhold from any payment to be made hereunder to you such amounts for income tax, social security, unemployment compensation, excise taxes and other taxes and penalties as in the Company’s judgment is required to comply with applicable laws and regulations.

o409A COMPLIANCE: Notwithstanding anything in this offer letter to the contrary, if you are a "specified employee" (determined in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(2)) as of the termination of your employment with the Company, and, if any payment, benefit or entitlement provided for in this offer letter or otherwise both (i) constitutes a "deferral of compensation" within the meaning of Section 409A of the Code and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting you to additional tax, interest, and/or penalties under Section 409A of the Code, then any such payment, benefit or entitlement that is payable during the first six months following the date of your termination of employment shall be paid or provided to you (or your estate, if applicable) in a lump sum cash payment (together with interest on such amount during the period of such restriction at a rate per annum equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination) on the earlier of (x) your death or (y) the first business day of the seventh calendar month immediately following the month in which your termination of employment occurs.

oCONFIDENTIALITY, ETC.: At the time of your commencement date and as a condition of your employment, you will also execute and deliver the Company’s Confidentiality, Work Product, and Non-solicitation Agreement.

EX 10.41
oPRIOR EMPLOYMENT: During your employment with the Company, you shall not bring any of your prior employers’ confidential information or trade secrets to any Company office or other location, or download any such confidential information or trade secrets onto any Company system or device. You further acknowledge that the Company expects and directs its associates to fully comply with any contractual and other legal obligations to their former employers, including any non-solicitation obligations and prohibitions on the unauthorized use or disclosure of confidential information and trade secrets. You represent that you do not have any restrictions, such as a non-compete with your prior employer, that would prohibit you from commencing employment with The Children’s Place.

oINDEMNIFICATION/D&O: As an officer of the Company, you will be indemnified on the same terms and conditions and will be covered by the Company's directors' and officers' insurance coverage, as other senior executives and directors of the Company.

oNON-COMPETE: You agree that for a period of twelve (12) months following the date that you are no longer in the employ of the Company or any of its subsidiaries (the "Separation Date"), you will not, without the express prior written consent of the Company, anywhere, either directly or indirectly, whether alone or as an owner, shareholder, partner, member, joint venture, officer, director, consultant, independent contractor, agent, employee or otherwise of any company or other business enterprise, assist in, engage in, be connected with or otherwise provide services or advice to, any business that is competitive with that of the Company. A "business that is competitive with that of the Company" is one that designs, manufactures, contracts to manufacture or sells exclusively (meaning to the exclusion of non-children’s products) children's apparel, children's footwear or children's accessories ("each, a Children's Business"); provided, that, in the event that an entity has lines of business which are not an exclusively Children's Business, you shall be permitted to engage with such entity so long as you are not engaged in an exclusively Children's Business. For the avoidance of doubt, this non-compete section will not apply if you are terminated for “cause” (as defined in the Change in Control Severance Agreement) or resign for Good Reason (as defined in the Change in Control Severance Agreement). Notwithstanding the foregoing, nothing herein shall be deemed to prohibit your ownership of less than 1% of the outstanding shares of any publicly traded corporation that conducts a business competitive with that of the Company.

You acknowledge and agree that the restrictions on the activities in which you may engage that are set forth above, and the location and period of time for which such restrictions apply, are reasonable and necessary to protect the Company's legitimate business interests. You acknowledge and agree that the Company's business is global and, accordingly, the foregoing restrictions cannot be limited to any particular geographic area. You acknowledge and agree that the foregoing restrictions will not prevent you from earning a livelihood.

In consideration for the Company's agreements in this offer letter, you also acknowledge and agree that, in the event that you are no longer in the employ of the Company or any of its subsidiaries, the foregoing non-competition agreement will remain in full force and effect in accordance with its terms, and that the Company would not have entered into this offer letter unless such was the case.

oGOVERNING LAW: This offer letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

Unless specifically stated in this offer letter, all terms and conditions of your employment are as provided by and subject to the policies, practices, and plans of The Children’s Place, Inc. and its affiliates as in effect from time to time.

This offer of employment is not to be construed as an employment contract, expressed or implied, and it is specifically understood that your employment is at-will (this means that either you or the Company may terminate your employment at any time with or without cause) and further that there is no intent on the part of the Company or yourself, for continued employment of any specified period of time.

We look forward to you joining our team. We are confident that you will make a strong contribution to our continued growth and success!

Sincerely,

Jared Shure	Date
Chief Administrative Officer, General Counsel & Secretary

Agreed and Accepted:

Kim Roy	Date